UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/16/2010

Dynavax Technologies Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34207

Delaware	33-0728374
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2929 Seventh Street, Suite 100
Berkeley, CA 94710-2753
(Address of principal executive offices, including zip code)

(510) 848-5100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.    Unregistered Sales of Equity Securities

As a result of the underwritten public offering closed on April 16, 2010 by Dynavax Technologies Corporation (Dynavax or the Company) and pursuant to the terms of the Company's Amended and Restated Purchase Option Agreement with Symphony Capital Partners, LP (Symphony) entered into in November 2009, Symphony and its co-investors (together, the Symphony Investors) received an additional 1,076,420 shares of common stock and new warrants to purchase up to 7,038,210 million shares of common stock. Each warrant has an exercise price of $1.50 per share, and is exercisable for a period of five years from the date of issuance. A copy of the form of warrant was filed as Exhibit 4.8 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) on April 13, 2010 and is incorporated herein by reference. The description set forth herein is qualified in its entirety by reference to Exhibit 4.8. The warrants to purchase 2,000,000 shares of common stock previously issued to the Symphony Investors in connection with the Amended and Restated Purchase Option Agreement on December 30, 2009, were cancelled. No additional consideration was received by the Company for the additional shares of common stock and the new warrants issued.

On January 8, 2010, the Company filed a registration statement on Form S-3 (File No. 333-164254) to register for resale the shares of common stock and the shares of the common stock issuable upon exercise of the warrants, and intends to file a pre-effective amendment of the registration statement to register the additional shares of common stock, the additional shares of common stock issuable upon exercise of the warrants and the new warrants.

The Company believes that each of the Symphony Investors are "accredited investors," and the issuance of the shares of common stock and the new warrants was therefore made pursuant to Regulation D promulgated under the Securities Act of 1933, as amended.

The foregoing summary of the sale of these securities is not complete and is qualified in its entirety by reference to the Amended and Restated Purchase Option Agreement, the Warrant Purchase Agreement and the Registration Rights Agreement, agreements filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 16, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation

Date: April 22, 2010	By:	/s/ Michael S. Ostrach
Michael S. Ostrach
Vice President